                                                                    Exhibit 99.2


                                        NEWS INFORMATION
                                        Becton Dickinson and Company
                                        1 Becton Drive
                                        Franklin Lakes, NJ 07417
--------------------------------------------------------------------------------
     BECTON
-----------
  DICKINSON
                                        REFER TO:     R. Jasper: 201-847-7160

                                        RELEASE DATE: May 19, 1998


             BECTON DICKINSON AND COMPANY ANNOUNCES RESTRUCTURING
                PLAN, ONE-TIME CHARGES FOR THIRD FISCAL QUARTER

        FRANKLIN LAKES, NJ - MAY 19, 1998 - Becton Dickinson and Company (NYSE:BDX) announced today that its Board of Directors has approved a plan to restructure certain manufacturing and administrative activities. This plan, coupled with previously announced initiatives, is expected to result in approximately $120 million in restructuring, one-time, and other charges. The charges will be primarily included in the company's results for the third fiscal quarter which ends on June 30, 1998. This approved plan of action is part of the company's ongoing efforts to improve the effectiveness and responsiveness of its manufacturing, selling and administrative operations. Implementation of the restructuring plan will be completed by the end of 1999. The company said that excluding the $120 million in pre-tax charges, it is comfortable with consensus earnings per share expectations, which are in the $2.70 - $2.75 range.

        Clateo Castellini, chairman, president and chief executive officer, said: "We have developed this plan to support our program to double the size of the company by 2002. It will also benefit our performance beginning next year. Achieving our growth aspiration,

                                                                       ... more

--------------------------------------------------------------------------------
                     Helping All People Live Healthy Lives
while maintaining 15 percent earnings per share growth is crucial if we are to continue to provide a proper return to our shareholders as we transform Becton Dickinson for its second century."

A one-time charge of $83 million will appear as a separate line item on the company's third quarter income statement. It will include provisions for:

        . Restructuring certain of its manufacturing operations, including costs associated with plant realignment of operations, and asset disposals;

        . Asset write-offs, primarily goodwill, associated with previous acquisitions in the company's diagnostic segment.

        The company also disclosed other charges associated with the implementation of its Genesis program. This program is a company-wide business systems upgrade targeted for implementation beginning in 1999. Genesis is expected to yield significant benefits from efficiencies in inventory management administration, manufacturing and customer service. Certain costs associated with the reengineering aspects of this program will be charged to selling and administrative expenses, as incurred, and will approximate $11 million per quarter for the balance of fiscal 1998.

        Reporting on the integration of its recent acquisition of the medical device business of the Ohmeda Division of The BOC Group, the company said it will record an expense of approximately $12 million primarily in the third fiscal quarter to reflect costs associated with integrating the Ohmeda business.


                                      ###
                                                                         ...more

                                      ###



This press release may contain certain forward looking statements regarding the Company's future performance, including future revenues, products and income, which are based upon current expectations of the Company and involve a number of business risks and uncertainties. Factors that could cause actual results to vary materially from any forward looking statement include competitive factors, changes in regional, national or foreign economic conditions, changes in interest of foreign currency exchange rates, delays in product introductions, and changes in health care or other governmental regulation, as well as other factors discussed in the Company's filings with the Securities and Exchange Commission.